SUPPLEMENTARY BIDDER'S STATEMENT

This document is a Supplementary Bidder's Statement to the bidder's statement of BHP Billiton Lonsdale Investments Pty Ltd ABN 75 004 346 972 (BHP BILLITON) (a member of the BHP Billiton Group) dated 21 March 2005 (BIDDER'S STATEMENT), given in connection with BHP Billiton's offer (OFFER) to acquire all issued shares in WMC Resources Limited ABN 76 004 184 598 (WMC RESOURCES).



[GRAPHIC OMITTED]                                         13 MAY 2005


       BHP BILLITON ANNOUNCES ESTABLISHMENT OF ACCEPTANCE FACILITY
                         AND BROKER HANDLING FEES

ACCEPTANCE FACILITY

BHP Billiton encourages all WMC Resources shareholders to accept the Offer now, but recognises that there may be some WMC Resources shareholders who are supportive of BHP Billiton's offer, but may not be willing or able to accept before the Offer is, or will become, unconditional.

Accordingly, BHP Billiton announces today that an acceptance facility (ACCEPTANCE FACILITY) which is open to certain "professional investors" (as defined in the Corporations Act) who own at least 100,000 WMC Resources shares has been established by Merrill Lynch Equities (Australia) Limited (MERRILL LYNCH) in order to facilitate receipt of acceptances to BHP Billiton's offer for WMC Resources. The Acceptance Facility has been structured so that BHP Billiton will not be able to rely on the Acceptance Facility in circumstances where BHP Billiton would not be assured of control of WMC Resources. BHP Billiton is not, however, obliged to declare its Offer unconditional in circumstances where BHP Billiton would be assured of control of WMC Resources. Further details of the Acceptance Facility are set out in section 2 of this Supplementary Bidder's Statement.

BROKER HANDLING FEES

BHP Billiton also announces that if the Offer becomes unconditional, it will pay a broker handling fee to brokers who initiate acceptances of the Offer for their retail clients. Further details of the broker handling fees are set out in section 3 of this Supplementary Bidder's Statement.

OFFER

BHP Billiton has varied the Offer by extending the Offer Period from 7:30pm Melbourne time on 6 May 2005 to 7:30pm Melbourne time on 3 June 2005 (by a notice dated 28 April 2005).

Certain conditions to the Offer have been waived by BHP Billiton or satisfied. However, the Offer is still subject to certain conditions. Further details concerning the status of the Offer's conditions are contained in section 1 of this Supplementary Bidder's Statement.


FURTHER INFORMATION

For further information in relation to the matters set out in this Supplementary Bidder's Statement, WMC Resources shareholders can contact the BHP Billiton Offer information line on 1300 365 849 (from within Australia) or +61 3 9415 4254 (if calling from outside Australia). Callers from the United States should contact MacKenzie Partners, Inc. on (212) 929 5500 (call collect) or (800) 322 2885 (toll free).

This Supplementary Bidder's Statement must be read together with the Bidder's Statement. Unless the context otherwise requires, terms defined in the Bidder's Statement have the some meaning in this Supplementary Bidder's Statement. This Supplementary Bidder's Statement will prevail to the extent of any inconsistency with the Bidder's
Statement.

A copy of this Supplementary Bidder's Statement was lodged with ASIC and sent to WMC Resources on 13 May 2005. Neither ASIC nor any of its officers takes any responsibility as to the contents of this Supplementary Bidder's Statement.



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1.   OFFER

     BHP Billiton has previously advised that the conditions contained in clauses 5.1(c) (Hart-Scott-Rodino approval), 5.1(e) (ACCC approval) and 5.1(d) (European Union merger control approval) of the Bidder's Statement have been fulfilled.

     In addition, having previously obtained FIRB approval subject to acceptable conditions, BHP Billiton declared the Offer free from the condition contained in clause 5.1(b) of the Bidder's Statement on 28 April 2005.

     Accordingly, the Offer is now free of all conditions other than the conditions contained in clauses 5.1(a) (90% minimum acceptance condition), 5.1(f) (approvals by Public Authorities), 5.1(g) (no action by any Public Authority adversely affecting the Offer), 5.1(h) (no prescribed occurrences), 5.1(i) (no material acquisitions, disposals or changes in the conduct of WMC Resources' business), 5.1(k) (non-existence of certain rights), 5.1(l) (no material adverse change) and 5.1(m) (S&P/ASX 200 Index not falling below 3500) of the Bidder's Statement.

     BHP Billiton reserves the right to declare its offer free from any of the remaining conditions at any time (and at any level of acceptances) subject to the Corporations Act requirements.

2.   ACCEPTANCE FACILITY

      The Acceptance Facility is open to certain "professional investors" (as defined in the Corporations Act) who own at least 100,000 WMC Resources shares (ELIGIBLE SHAREHOLDERS).

      Under the Acceptance Facility:

      o Eligible shareholders may lodge with Merrill Lynch acceptance instructions (in the form of Acceptance Forms and/or irrevocable directions to custodians to accept BHP Billiton's Offer (INSTRUCTIONS)) that demonstrate their intention to accept the Offer once the Offer is, or will become, unconditional. The arrangements for the Acceptance Facility provide for Merrill Lynch to hold the Instructions as acceptance collection agent only (with powers limited to those within the exceptions to the definition of relevant interest in sub-sections 609(2) and 609(3) of the Corporations Act) and Merrill Lynch will not acquire a relevant interest in any of the WMC Resources shares the subject of the Instructions.

      o Merrill Lynch will deliver the Instructions (in the case of acceptance forms, in accordance with the instructions set out on those forms, and in the case of custodian directions, to the relevant custodians) lodged by eligible shareholders once Merrill Lynch has received a written confirmation (CONFIRMATION LETTER) from BHP Billiton that:

          (a) BHP Billiton has declared the Offer free from all conditions that have not been fulfilled; or

          (b) BHP Billiton will declare the Offer free from all conditions that have not been fulfilled (DECLARATION) once all of the delivered Instructions are validly processed or implemented (as appropriate).

          If a Confirmation Letter is provided in accordance with paragraph (b), BHP Billiton reserves the right to make a Declaration before the processing or implementation of the Instructions is complete. BHP Billiton will use reasonable endeavours to ensure that the Instructions are processed or implemented as soon as practicable.

          o BHP Billiton will not provide a Confirmation Letter to Merrill Lynch unless the Confirmation Precondition has been satisfied. For this purpose, the Confirmation Precondition is that the sum of the number of WMC Resources Shares in which BHP Billiton has a relevant interest at the relevant time, plus the number of WMC Resources Shares in respect of which Instructions have been received, as advised by Merrill Lynch to BHP Billiton, exceeds 50% of the number of WMC Resources Shares on issue at that time. Satisfaction of the Confirmation Precondition does not oblige BHP Billiton to give the Confirmation Letter.

          o BHP Billiton reserves the right to declare the Offer free of any and all conditions at any time (subject to the Corporations Act), including before the Confirmation Precondition has been satisfied. If BHP Billiton declares the Offer free of all conditions before the Confirmation Precondition occurs, the arrangements for the Acceptance Facility provide that Merrill Lynch will promptly destroy any Instructions received by it. To accept the Offer, a WMC Resources shareholder who delivered Instructions will then need to deliver or initiate their acceptance in accordance with the Offer. If a WMC Resources shareholder requires a new Acceptance Form for this purpose, they should contact the BHP Billiton Offer information line on one of the telephone numbers set out above.

          o Eligible shareholders who lodge Instructions with Merrill Lynch retain all rights in relation to and full control over their WMC Resources shares and may withdraw those Instructions at any time until Merrill Lynch receives the Confirmation Letter from BHP Billiton.

          The arrangements for the Acceptance Facility provide that, before 8:30am each business day, Merrill Lynch will inform BHP Billiton in writing of the number of WMC Resources shares in respect of which Instructions have been received in the Acceptance Facility as at 7:30pm on the previous business day. BHP Billiton will disclose this information to the market by 9:30am on the business day following a movement of 1% or more in the aggregate of the number of WMC Resources shares subject to the Acceptance Facility and the number of WMC Resources shares in which BHP Billiton or its associates have a relevant interest, together with a breakdown of the aggregate amount between those two categories.

          Merrill Lynch International is acting for BHP Billiton as corporate broker to the Offer and remuneration for this role is on standard commercial terms.

3. BROKER HANDLING FEES

          Subject to the terms below, if the Offer becomes or is declared unconditional, BHP Billiton will pay Broker Handling Fees to market participants of ASX (BROKERS) who initiate, or have initiated, acceptances of the Offer (ACCEPTANCES) in respect of parcels of WMC Resources Shares held by retail shareholders of WMC Resources. A retail shareholder of WMC Resources is one who is not a Broker or an associate of a Broker and who held less than 100,000 WMC Resources Shares at the date of the Acceptance.

          The Broker Handling Fee payable in relation to any Acceptance will be 0.75% of the consideration payable by BHP Billiton under the Offer as a result of that Acceptance. The maximum Broker Handling Fee payable in respect of any Acceptance by a retail shareholder of WMC Resources is $750.

          Broker Handling Fees will be payable in respect of Acceptances received at any time during the Offer Period after the date of this Supplemental Bidder's Statement.

          The Broker Handling Fees are payable to Brokers only. No part of the Broker Handling Fees can be passed on or paid to WMC Resources shareholders. Brokers are not entitled to receive any Broker Handling Fees in respect of any WMC Resources Shares in which they, or any associate, holds a relevant interest.

          An Acceptance by a Broker constitutes representations that neither the Broker nor its associate is the accepting WMC Resources shareholder and that the fee will not be passed on or otherwise shared directly or indirectly with the accepting WMC Resources shareholder.

          Any Broker Handling Fees liable to be paid in respect of any Acceptance, will be paid by BHP Billiton within 14 days after the later of:

          o    the date of the production of:

               o    an Acceptance Form bearing the Broker's stamp; or

               o in the case of CHESS Holdings, a Claim Form (as discussed below); and

          o    the date the Offer becomes unconditional.

          No Broker Handling Fees are payable in respect of Acceptances that are withdrawn.

          For Brokers who initiate acceptance of the Offer through CHESS, a commission claim form (CLAIM FORM) must be submitted to Computershare. The Claim Form must be received by Computershare within one month of the end of the offer period, being 3 June 2005 (unless extended in accordance with the Corporations Act) and include the following details:

          (a) registered name and address details for each WMC Resources shareholder to which the Claim Form relates;

          (b) Holder Identification Number for each WMC Resources shareholder to which the Claim Form relates;

          (c) number of WMC Resources Shares accepted by each WMC Resources shareholder;

          (d)  Participant Identification Number; and

          (e) a representation that neither the Broker nor its associate is the accepting WMC Resources shareholder and the fee will not be passed on or otherwise shared directly or indirectly with the WMC Resources shareholder.

          Claim Forms must be forwarded to:

          Computershare Investor Services Pty Limited
          Attention:  Craig Heaven
          Yarra Falls
          452 Johnston Street
          ABBOTSFORD VIC 3067

          BHP Billiton reserves the right to aggregate any Acceptances in determining the Broker Handing Fees payable to any Broker if BHP Billiton believes that a party has structured holdings of WMC Resources Shares to take advantage of the Broker Handling Fees.

          BHP Billiton may, in its discretion, determine any disputes regarding whether a Broker Handling Fee is payable.

Dated           13 May 2005

SIGNED on behalf of BHP Billiton Lonsdale Investments Pty Ltd by Ross Edwin Mallett, being a secretary of BHP Billiton Lonsdale Investments Pty Ltd who is authorised to sign by a resolution passed at a meeting of the directors of BHP Billiton Lonsdale Investments Pty Ltd.




...............................................................


FURTHER INFORMATION FOR U.S. HOLDERS

BHP Billiton has filed the Bidder's Statement, as supplemented from time to time, with the U.S. Securities and Exchange Commission (SEC) under cover of Form CB. Investors and holders of WMC Resources securities are strongly advised to read the Bidder's Statement and any other relevant documents filed with the SEC, as well as any amendments and supplements to those documents, because they will contain important information. Investors and holders of WMC Resources securities may obtain free copies of the informational document (when available) as well as other relevant documents filed with the SEC, at the SEC's website at www.sec.gov. WMC Resources has issued a target's statement in connection with the offer which investors and holders of WMC Resources securities are strongly advised to read.

This communication is for information purposes only. It shall not constitute an offer to purchase, sell or exchange or the solicitation of any offer to purchase, sell or exchange any securities of WMC Resources. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.